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                                                                      EXHIBIT 2

[CORPORATE LOGO]

Interim Services Inc.


                             Investor Contact:  Roy Krause
                             (954) 489-6225

                             Media Contact:     Karen Haines
                             (212) 508-9623


                  COMPLETED MERGER BETWEEN INTERIM AND BRANDON
    CREATES ONE OF THE LARGEST INFORMATION TECHNOLOGY STAFFING UNITS IN U.S.

    FT. LAUDERDALE, Fla., and LYNDHURST, N.J., May 24, 1996 -- Interim Services Inc. (Nasdaq:INTM) and Brandon Systems Corporation (AMEX:BRA) today announced the completion of the previously announced merger agreement. In the transaction valued at approximately $194 million, Brandon Systems Corporation stockholders received 0.88 shares of Interim Services Inc. stock for each Brandon share. The merger, accounted for as a pooling of interests, is a tax free reorganization. Brandon will change its name to Interim Technology. Ira
B. Brown, 69, chairman and CEO of Brandon Systems Corporation has previously announced his intention to retire upon completion of this merger. All other senior Brandon management plan to continue with the merged company in their current scopes of responsibility.

    According to Interim President and CEO Ray Marcy, the merger forms one of the nation's largest information technology staffing operations, collectively Interim Technology, with 50 branches in the U.S. and U.K. and anticipated annualized revenues of $220 million in 1996. For Interim, the transaction yields the following distinct competitive advantage:

* Interim Technology offers the widest range of information technology (IT) skills in the industry, from upper-level IT services, such as management consulting, network integration, and software testing and validation, to supplemental staffing in support of data center operations, help desk operations and computer programming.

* Interim Technology will have a unique opportunity to accelerate its expansion through client base sharing between Brandon and Computer Power Group. Because these units offer distinct skills within the IT discipline, each will be able to increase business by offering new skills to existing clients.

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                            CORPORATE SERVICE CENTER
    2050 SPECTRUM BOULEVARD, FORT LAUDERDALE, FL 33309-3008 . (954) 938-7600

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Interim Services Inc./Completed Brandon Systems Corporation Merger
May 24, 1996/Page 2


* As witnessed with previous Professional Services additions, Interim On-Premise provides fertile ground for cross-selling opportunities, due to our long-standing relationships with large, sophisticated users of flexible help. Many On-Premise clients have pre-existing needs for the IT skills Brandon specializes in.

* Moreover, Interim Technology will have significant growth opportunities by partnering with the 525 Interim Commercial offices throughout the U.S. and Canada.

    Marcy commented, "In line with our acquisition strategy, Brandon not only offered healthy financial performance, but met our criteria for operational excellence and outstanding cultural fit with the Interim organization. As a result, this merger has hit the ground running with impressive cross-selling initiatives well underway. Interim Technology operates at higher gross margins, as does the entire Professional Services unit, and we expect to realize significant growth in this niche business in the months and years ahead."

    Interim Services Inc. is a $1.4 billion provider of staffing and health care solutions, including flexible staffing, full-time placement, consulting, home health care and facility staffing. Headquartered in Ft. Lauderdale, Fla., Interim has more than 900 offices throughout the United States, Canada and the United Kingdom. Its Commercial Division offers personnel in areas such as information technology, legal, and accounting, as well as administrative and light industrial. The HealthCare Division provides physicians, nurses, therapists and home health aides.

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